Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ASP ISOTOPES INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1.	The name of the corporation is ASP Isotopes Inc. (the “Corporation”).

2.	The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.	The total number of shares of stock which the Corporation is authorized to issue is 15,000,000. All shares shall be Common Stock, par value $0.01 per share, and are to be of one class.

5.	The name and mailing address of the incorporator of the Corporation are:

Name	Mailing Address
Donald Ainscow	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201

6.	Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7.	To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.	The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal or modification of this Paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any By-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

10.	The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the Bylaws, from time to time, to amend, alter or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

11.	Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporationor the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

[Signature Page Follows]

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 13th day of September, 2021.

Incorporator

By:	/s/ Donald Ainscow
Name:	Donald Ainscow

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF

INCORPORATION OF

ASP ISOTOPES INC.

ASP Isotopes Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 13, 2021 (the “Certificate of Incorporation”).

2.	Paragraph 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“4.	The total number of shares of stock which the Corporation is authorized to issue is 50,000,000. All shares shall be Common Stock, par value $0.01 per share, and are to be of one class.”

3.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Paul Mann, its Chairman, Chief Executive Officer, Chief Financial Officer and Secretary, this 13th day of October, 2021.

ASP Isotopes Inc.

By:	/s/ Paul Mann
Name:	Paul Mann
Title:	Chairman, Chief Executive Officer, Chief Financial Officer and Secretary